Exhibit j under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus for and under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Federated Institutional High Yield Bond Fund in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Institutional Trust, and to the incorporation by reference of our report dated December 18, 2007 on Federated Institutional High Yield Bond Fund included in the Annual Shareholder Report for the fiscal year ended October 31, 2007.



/s/ Ernst & Young LLP
ERNST & YOUNG LLP
Boston, Massachusetts
December 24, 2007